EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-43248, 333-56122, 333-104725, 333-115039, 333-123587, 333-132792, 333-150481, and 333-144782) pertaining to the 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan of Active Power, Inc. of our reports dated February 27, 2009, with respect to the consolidated financial statements of Active Power, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Active Power, Inc. filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Austin, Texas

February 27, 2009